Exhibit 99.1

EMPIRE RESOURCES, INC.

EMPIRE RESOURCES REPORTS 2012 FULL YEAR AND FOURTH QUARTER RESULTS

Fort Lee, NJ, March 25, 2013 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for full year 2012 increased 5% to $538.5 million from $514.6 million recorded in 2011. The increase in sales reflected higher unit shipment volume in North and South America and in Australia.

Gross profit increased 2% to $25.0 million in 2012 compared with $24.5 million in 2011, while operating income for 2012 increased 5% to $11.7 million compared with $11.2 million in 2011. The improvement in operating income included 1% lower SG&A costs even allowing for increased expenses on becoming an SEC registrant company and the Company’s tender offer to repurchase shares during 2012.

Net income for 2012 was $4.0 million, or $0.42 per diluted share, and included a non-cash non-operating loss of $0.1 million, attributable to the derivative feature of a convertible subordinated note. Net income for 2011 was $5.0 million, or $0.46 per diluted share, including a gain of $0.9 million attributable to the derivative liability.

The Company achieved strong operating cash flow in 2012, with cash provided by operating activities totaling $39.3 million in 2012 compared with cash used in operating activities of $55.8 million in 2011. The positive operating cash flow in 2012 reflected the Company’s focus on reducing inventory and improving inventory turns while maintaining its current sales volume during the year. For 2012, the inventory turn rate approximated 2.9 times (or 4.1 months on hand), compared to 2.8 times (or 4.3 months on hand) in 2011. In total, inventories were reduced by $38.6 million in 2012, which enabled the Company to pay down $30 million of its bank debt.

Fourth Quarter Results

Net sales for the fourth quarter of 2012 were $109.5 million compared with $136.8 million in the fourth quarter of 2011. Unit shipment volume was lower to all geographic regions, with the exception of South America, due to a drop in demand in December with growing economic concerns and uncertainty.

Gross profit was $6.1 million, or 5.6% of sales, and included recovery of a claim against MF Global. Before including this recovery, the gross profit margin was 5.1%. Consistently achieving a 5% gross profit margin level has been a target for the Company throughout 2012.

Operating income for the fourth quarter of 2012 increased 4% to $3.0 million compared with $2.9 million in the fourth quarter of 2011. Interest costs were 27% lower in the fourth quarter of 2012 compared with the same quarter of 2011 largely due to the Company’s pay down of bank debt enabled by the reduction in inventory levels.

Net income for the fourth quarter of 2012 was $0.9 million, or $0.11 per diluted share, and included a non-cash non-operating loss of $0.4 million attributable to the derivative liability. In the fourth quarter of 2011, net income was $0.8 million, or $0.09 per diluted share, including a loss of $0.1 million attributable to the derivative liability.

Nathan Kahn, President and CEO, commented, “We made important progress in 2012; our sales growth came from the major market share gains that we achieved in South America and strong results in Australia and New Zealand, which more than offset the decline in European business, while we held our own in North America, despite continued challenging economic conditions.

We worked hard to strengthen profitability and cash flow in 2012 and our progress is evidenced by the improvement in our gross margin, inventory turns and cash flow as the year progressed.

Building shareholder value and return remained major priorities in 2012. Towards that goal and based on our profitability and strong cash flow, we paid a special cash dividend at year-end in addition to our regular quarterly dividends. Additionally, we returned to our status as an SEC registrant company with the successful filing of an S-1 registration in May, repurchased 600,000 shares of our common stock through a tender offer commenced in June, and sought listing of our stock on the NASDAQ Capital Market, which we achieved in February of this year.

For 2013, we remain fully focused on pursuing new and profitable opportunities in both steel and aluminum across our global markets, while continuing to serve as effective partners to both our customers and suppliers.”

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s publicly available statements and periodic reports.

	Three Months Ended December 31, 2012 2011		Year Ended December 31, 2012 2011
In thousands,except per share amounts	Unaudited		See notes to consolidated financial statements
Net sales	$109,521	$136,847	$538,527	$514,633
Cost of goods sold	103,437	129,518	513,560	490,102
Gross profit	6,084	7,329	24,967	24,531
Selling, general and administrative expenses	3,067	4,439	13,258	13,336
Operating income	3,017	2,890	11,709	11,195
Other (expense)/income
Change in value of derivative liability	(424)	(70)	(63)	896
Interest expense, net	(1,106)	(1,521)	(5,225)	(4,039)
Income before income taxes	1,487	1,299	6,421	8,052
Income taxes	574	508	2,457	3,091
Net income	$913	$791	$3,964	$4,961
Weighted average shares outstanding:
Basic	8,897	9,255	8,897	9,255
Diluted	12,028	10,987	12,028	10,987
Earnings per share: *
Basic	$0.11	$0.09	$0.45	$0.54
Diluted	$0.11	$0.09	$0.42	$0.46

* Earnings per Share – Earnings per share (“EPS”) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed based on the weighted average number of shares of common stock outstanding for each period presented. Diluted EPS is calculated based on the weighted average number of shares of common stock outstanding plus dilutive common stock equivalents (“CSEs”) and giving effect to all dilutive outstanding stock options, using the treasury stock method, and assumed conversion of subordinated debt,  weighted for the period the debt was outstanding. CSEs for which the grant price exceeds the average market price over the period have an anti-dilutive effect on EPS, and, accordingly, are excluded from the calculation. See Note O of the 2012 consolidated financial statements on Form 10-K for reconciliation of the numerators and denominators of the basic and diluted earnings per share.

Contacts

Investor Relations:

Comm-Counsellors, LLC

Edward Nebb

+1 203-972-8350

enebb@optonline.net

June Filingeri

+1 203-972-0186

junefil@optonline.net

Shareholders:

David Kronfeld

+1 917-408-1940

dkronfeld@empireresources.com